Exhibit 99.1

                                                                  April 14, 2005
                                                           For Immediate Release

                                                                  Media Contact:
                                                              Mary Anne Petrillo
                                                 Scientific Learning Corporation
                                                                  (510) 625-2218
                                                          mpetrillo@scilearn.com

                                                               Investor Contact:
                                                                 Jane A. Freeman
                                                       Senior Vice President and
                                                         Chief Financial Officer
                                                 Scientific Learning Corporation
                                                       (888) 665-9707, ext. 5526
                                                  investorrelations@scilearn.com

                           Scientific Learning Reports
                        Record 2004 Revenue and Cash Flow

Oakland, CA, April 14, 2005 - Scientific Learning Corporation (NASDAQ: SCIL) today announced results for the fourth quarter and year ended December 31, 2004.

Revenue for the twelve months ended December 31, 2004 was $31.0 million, a 4% increase compared to $29.9 million reported in 2003. Deferred revenue increased 32% year over year and totaled $25.8 million, compared to $19.5 million on December 31, 2003.

The Company reported an operating loss of $735,000, compared to an operating profit of $2.9 million for the year ended December 31, 2003. The net loss was $693,000 and $0.04 per share in 2004, compared to net profit of $2.1 million and $0.13 per share in 2003. Cash flow from operating activities totaled $6.7 million in 2004, an increase of 46% compared to $4.6 million in 2003.

"Operating results for 2004 were very strong," stated Robert C. Bowen, Chairman and Chief Executive Officer. "Our K-12 booked sales grew 23%, well in excess of the 4% to 5% industry growth rate, and we saw good growth in the number of large transactions during the year."

"While booked sales and deferred revenue both grew robustly in 2004, revenue growth was modest, because of a longer average revenue recognition period. Our spending, however, is largely driven by sales-related activities. This mismatch in the timing of revenues and costs, together with the unusual level of expenses incurred in connection with our restatement, led to an operating loss for the year."

"Cash flow from operating activities, which is tied more closely to sales, grew 48% in the year, reflecting an operating expense growth rate lower than the sales growth rate and good working capital management. We ended the year with over $10 million in cash and no debt."

Revenue for the quarter ended December 31, 2004 was $8.2 million, compared to $7.0 million for the quarter ended December 31, 2003, an increase of 17%.

"Fourth quarter sales to K-12 schools remained solid, increasing 18%. Large transactions for the quarter (sales of over $100,000) increased from 14 in 2003 to 19 in 2004," stated Mr. Bowen. "We also closed our second transaction of the year over $1.0 million, with a sale to Cumberland County, North Carolina."

Gross margins were 79% in the fourth quarter of 2004, compared to 78% in the same quarter of 2003. Margins for both products and service and support improved. Operating expenses in the fourth quarter of 2004 totaled $7.6 million, compared to $5.0 million in the fourth quarter of 2003. Operating expenses included approximately $550,000 in costs associated with the restatement of earlier results.

The operating loss for the quarter was $1.1 million, compared to a $424,000 operating profit in the fourth quarter of 2003. The net loss for the fourth quarter of 2004 was $1.0 million and $0.06 per share, compared to a net profit of $162,000 and $0.01 per share in the fourth quarter of 2003.

Business Outlook

"We expect the education spending environment to improve somewhat during 2005," said Mr. Bowen. "State budgets are improving, federal funding of Title I and Special Education is budgeted to be up by approximately $1.0 billion, and the rigor of accountability demands on districts and schools continues to grow. Our optimism is supported by the growing acceptance of our products by educators, an expanded sales force and new products in our Fast ForWord(R) to Reading suite. We expect booked sales will grow in the range of 15% to 25% in 2005."

"During the fourth quarter, we initiated a strategic pricing change," added Mr. Bowen. "As a result, starting in 2005, we expect most of the product revenue from our perpetual license sales to be recognized up front. In 2005, we anticipate that revenue will grow more rapidly than sales, the reverse of our experience in 2004."

For the year ending December 31, 2005, the Company projects revenue in the range of $46.0 to $49.0 million, an increase of approximately 50% to 55%. The revenue projections include both deferred revenue from previous sales and the revenue from sales of licenses recognized during the period of sale. The Company expects to report a net profit for 2005 between $6.2 million and $6.8 million and primary earnings per share of $0.37 to $0.40.

The above targets represent the Company's current revenue and earnings goals as of the date of this release and are based on information current as of April 14, 2005. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 11:00 a.m. EDT on April 15, 2005. The conference call will be available live on the Investor Information portion of the Company's web site at www.scientificlearning.com. The conference call can also be accessed at 866-800-8649 (domestic) or 617-614-2703 (international). The access code "88916871" is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the patented Fast ForWord(R) family of products, a series of computer-delivered reading intervention products that complement reading instruction. Based on more than 30 years of neuroscience and cognitive research, Fast ForWord products help children, adolescents, and adults build the cognitive skills critical for improving reading and language skills. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company's products by target customers; seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; the extent to which the Company's marketing, sales and implementation strategies are successful; the Company's ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company's ability to recruit and retain key personnel; the Company's ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company's SEC reports, including but not limited to the 2003 Report on Form 10-K/A (Part 1. Item 1. Business) filed on February 15, 2005 and the 2004 Report on Form 10-K (Part 1. Item 1. Business) to be filed April 15, 2005.

                                      # # #

                         SCIENTIFIC LEARNING CORPORATION
                             STATEMENT OF OPERATIONS
               (In thousands, except share and per share amounts)


                                                          Three months ended December 31,   Twelve months ended December 31,
                                                               2004             2003             2004             2003
                                                            ----------       ----------       ----------       ----------
Revenues:
Products                                                    $    5,889       $    5,403       $   22,802       $   24,491
Service and support                                              2,264            1,563            8,174            5,425
                                                            ----------       ----------       ----------       ----------
   Total revenues                                                8,153            6,966           30,976           29,916

Cost of revenues:
Cost of products                                                   465              425            1,775            2,127
Cost of service and support                                      1,261            1,136            4,981            3,872
                                                            ----------       ----------       ----------       ----------
    Total cost of revenues                                       1,726            1,561            6,756            5,999

Gross profit                                                     6,427            5,405           24,220           23,917

Operating expenses:
    Sales and marketing                                          4,877            3,135           16,087           12,961
    Research and development                                       904              860            3,555            3,500
    General and administrative                                   1,789              993            5,313            4,529
    Restructuring charges                                           --               (7)              --               (7)
                                                            ----------       ----------       ----------       ----------

   Total operating expenses                                      7,570            4,981           24,955           20,983

Operating income (loss)                                         (1,143)             424             (735)           2,934

Other income from related party                                     12               23               99              448
Interest income (expense) , net                                     63             (282)            (100)          (1,209)
                                                            ----------       ----------       ----------       ----------

Net income (loss)  before income taxes                      $   (1,068)      $      165       $     (736)      $    2,173
   Provision for income taxes                                      (50)               3              (43)              43
                                                            ----------       ----------       ----------       ----------
Net income (loss)                                           $   (1,018)      $      162       $     (693)      $    2,130
                                                            ==========       ==========       ==========       ==========

Basic net income (loss) per share:                          $    (0.06)      $     0.01       $    (0.04)      $     0.13
                                                            ==========       ==========       ==========       ==========

Shares used in computing basic net income (loss)                16,616           16,087           16,408           16,007
                                                            ==========       ==========       ==========       ==========

Diluted net income (loss) per share:                        $    (0.06)      $     0.01       $    (0.04)      $     0.13
                                                            ==========       ==========       ==========       ==========

Shares used in computing diluted net income (loss)              16,616           17,145           16,408           16,908
                                                            ==========       ==========       ==========       ==========

                    SCIENTIFIC LEARNING CORPORATION
                            BALANCE SHEETS
                            (In thousands)

                                                                                December 31,        December 31,
                                                                                    2004                2003
                                                                                ------------        ------------
Assets
Current assets:
  Cash and cash equivalents                                                     $    10,281         $     3,648
  Accounts receivable, net                                                            5,661               5,117
  Notes and interest receiveble from current and former officers                      3,688                  --
  Prepaid expenses and other current assets                                           1,306               1,144
                                                                                -----------         -----------

      Total current assets                                                           20,936               9,909

Property and equipment, net                                                             755                 537
Notes and interest receiveble from current and former officers                           --               3,533
Other assets                                                                          1,267               1,618
                                                                                -----------         -----------

Total assets                                                                    $    22,958         $    15,597
                                                                                ===========         ===========

Liabilities and stockholders' deficit
Current liabilities:
  Accounts payable                                                              $       603         $       481
  Accrued liabilities                                                                 4,338               3,875
  Deferred revenue                                                                   15,079              16,884
                                                                                -----------         -----------

      Total current liabilities                                                      20,020              21,240

Deferred revenue, long-term                                                          10,705               2,616
Other liabilities                                                                       344                 285
                                                                                -----------         -----------

      Total liabilities                                                              31,069              24,141

Stockholders' deficit:
   Common stock                                                                      75,586              74,460
   Accumulated deficit                                                              (83,697)            (83,004)
                                                                                -----------         -----------

      Total stockholders' deficit                                                    (8,111)             (8,544)
                                                                                -----------         -----------

Total liabilities and stockholders' deficit                                     $    22,958         $    15,597
                                                                                ===========         ===========

                         SCIENTIFIC LEARNING CORPORATION
                             STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                                Three months ended December 31,         Year ended December 31,
                                                                -------------------------------     -----------------------------
                                                                    2004                2003            2004              2003
                                                                -----------         -----------     -----------       -----------
Operating Activities:
Net income (loss)                                               $    (1,018)        $       162     $      (693)      $     2,130
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
     Depreciation and amortization                                      221                 301             779             1,338
     Amortization of deferred financing costs                            --                 303             232             1,215
     Stock based compensation                                             8                  28             181               245
     Changes in operating assets and liabilities:
        Accounts receivable                                            (567)               (202)           (544)             (250)
        Prepaid expenses and other current assets                       250                (162)           (162)              428
        Accounts payable                                                (54)                (10)            122               194
        Accrued liabilities                                           1,339                (292)            463            (1,339)
        Deferred revenues                                                59                   5           6,284               788
        Other liabilities                                                11                (346)             59              (199)
                                                                -----------         -----------     -----------       -----------

Net cash provided by (used in) operating activities                     248                (212)          6,721             4,550

Investing Activities:
     Purchases of property and equipment, net                          (124)               (123)           (646)             (256)
     Increase in other non-current assets                              (396)               (711)           (387)             (703)
                                                                -----------         -----------     -----------       -----------

Net cash used in investing activities                                  (396)               (711)         (1,033)             (959)

Financing Activities:
     Proceeds from issuance of common stock, net                        143                 248             945               444
     Borrowings under bank line of credit                                --                  --           3,000             2,000
     Repayments of borrowings under bank line of credit                  --                  --          (3,000)           (7,000)
                                                                -----------         -----------     -----------       -----------

Net cash provided by (used in) financing activities                     143                (752)            945            (4,556)
                                                                -----------         -----------     -----------       -----------

(Decrease) increase in cash and cash equivalents                         (5)             (1,675)          6,633              (965)

Cash and cash equivalents at beginning of period                     10,286               5,323           3,648             4,613
                                                                -----------         -----------     -----------       -----------

Cash and cash equivalents at end of period                      $    10,281         $     3,648     $    10,281       $     3,648
                                                                ===========         ===========     ===========       ===========